EXHIBIT 99.1

                      [Select Therapeutics Inc. Letterhead]



Select Therapeutics Announces Restructuring Program


SELECT Therapeutics, Inc. (AMEX: XZL) is pleased to announce the focusing of its business on its current proprietory cytotoxic cancer therapy opportunity ("VeroPulse(TM)" or "VT-1") and its proprietary cancer immunotherapy programs. As part of this re-focusing of the Company's efforts, a restructuring program has been implemented that includes the renegotiation of certain liabilities, the proposed sale of a non-core asset, the commencement of a private placement exempt from registration under United States securities laws and a management succession plan.

The Company has satisfied a portion of its liabilities by converting approximately $851,000 of those liabilities into 4,939,497 shares of restricted common stock of the Company in a series of negotiated transactions through April 19, 2002. The Company is also negotiating the sale of certain intellectual property rights in a non-core area.

In addition, the Company has commenced a private offering of up to 17,000,000 shares of its common stock at $0.15 per share to accredited investors on a "best efforts" basis in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and on Regulation D promulgated thereunder. The common stock being offered has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.

These transactions, when complete, are expected to provide the Company with operating funds which the Company believes are sufficient to meet its projected expenditures for approximately 18 months. The Company intends to use the proceeds from these transactions to commence its clinical development program for VeroPulse(TM) (VT-1) and to complete a pre-clinical program for at least one of its VeroVax(TM) or Activate(TM) cancer vaccine programs with the intent of commencing human clinical development during the next 12-18 months.

The Company has also announced the resignation, effective May 20, 2002, of Mr. Robert Bender as Chairman and Director, of the Company. Mr. Bender will become a consultant to the Company. Also, Dr. Andrew Muir will resign as Chief Executive Officer of the Company and will become Chairman of the Board effective May 20, 2002. Mr. Craig Sibley, a founder of the Company and former Board member, has been appointed President and Chief Executive Officer of the Company and will rejoin the Board, all effective May 20, 2002. Mr. Sibley has over 17 years experience in the healthcare industry, including 13 years of management experience in the pharmaceutical and biotechnology sectors. He co-founded Select Therapeutics, Inc. and has over the past five years worked with the Company in various business development and consulting capacities, including co-directing the VeroPulse(TM)(VT-1) program. Dr. Douglas McNair, Senior Vice President of Research and Development, and Michelle Guertin, Controller, will remain with the Company.


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"I am very pleased that Drs. Muir and McNair and Ms. Guertin, along with our core team have been able to commence the restructuring program, and it has been a pleasure working with them," said Mr. Bender. Mr. Sibley said: "I am pleased to be rejoining the Company and am confident of the positive impact of these developments and the abilities of the current management team". I would like to express my sincere gratitude to Dr. Muir, Dr. McNair, Michelle Guertin, the Directors of Select and others for their tireless efforts and dedication to the Company."

The Company is actively engaged in the development of cytotoxic and immunotherapeutic agents for the treatment of cancers and infectious diseases. VeroPulse(TM) (VT-1) is the Company's proprietary, targeted cytotoxic compound under development for the treatment of cancers bearing certain cell surface receptors. Activate(TM) and VeroVax(TM) are the Company's proprietary vaccine technologies designed to facilitate the delivery of antigens to dendritic cells for enhanced immune stimulation via a novel targeting and delivery route.

Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements, including statements about our intention to consummate the proposed transactions. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors. Potential risks and uncertainties include, but are not limited to: the inability to consummate the restructuring program; the effect of the restructuring on the Company's earnings and overall financial position; the Company's immediate need for and ability to obtain additional capital; the ability of the Company to retain its current employees; the Company's expected future losses; the Company's ability to continue as a going concern; the sufficiency of the Company's cash and cash equivalents; the Company's ability to generate revenues; the possibility of delisting of the Company's common stock from the American Stock Exchange; the effect that the Company's financial condition may have on it relationships with vendors and suppliers and their willingness and ability to supply the Company with products or services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company and is being issued in accordance with Rule 135c under the Securities Act.